Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN TO SECURE INTERNATIONAL EXECUTIVE SEARCH FIRM TO SUPPORT CEO SUCCESSION PLAN

AKRON, Ohio - June 27, 2017 - A. Schulman, Inc. (Nasdaq: SHLM) announced today that it will retain a leading executive search firm to assist the Board of Directors and its Nominating and Governance Committee in a search for a successor candidate to current Chairman, President and Chief Executive Officer Joseph M. Gingo. The plan calls for Gingo to step down from his chief executive officer position at the end of his current, two-year contract in August 2018. Gingo, 72, returned to this executive position at A. Schulman in August 2016 to help reinvigorate the Company’s financial and operational performance worldwide. He had previously served in this capacity from 2008 through 2014 and led the Company through a period of significant growth and value creation. Gingo will assist the Company’s Board in the search to identify and vet successor candidates.

“It has been a privilege to serve twice as this Company’s CEO. When I rejoined A. Schulman last August, my mandate was clear - put in place the structure and processes necessary to return the Company to the growth trajectory we experienced from 2010 to 2015. I am increasingly confident that after this current reset year, we will be firmly on the right path,” said Gingo. “As we approach the halfway point of my two-year commitment, it also is important that we execute a thorough and thoughtful leadership transition. To that end, we are starting the process now to find the person who brings the vision, leadership and energy necessary to fully leverage our distinctive expertise, technology and service over the long term.”

“The Board deeply appreciates Joe’s outstanding leadership as we reposition the Company for growth and enhanced shareholder value,” said David Birney, lead independent director. “Since first joining A. Schulman in 2008, Joe’s passion for the business and focus on the customer has helped transform the Company into an industry leader that customers rely upon to achieve their success.”

Plans call for Gingo to remain with the Company as its executive chairman when a successor is named to ensure a seamless transition.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers’ demanding requirements. The Company’s customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 4,900 people and has 53 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2016. Additional information about A. Schulman can be found at www.aschulman.com.

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Contact
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
Email: Jennifer.Beeman@aschulman.com